Exhibit 99.(n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information. In addition, we consent to the use of our report dated October 25, 2011 with respect to the statement of assets and liabilities of The Cushing Royalty & Income Fund as of September 26, 2011 in the Registration Statement filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, No.333-175925).

/s/ ERNST & YOUNG LLP

Dallas, Texas
January 30, 2012